   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 17, 1998


                                                      REGISTRATION NO. 333-65601

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                         ------------------------------

                              ABBOTT LABORATORIES
                                ---------------

             (Exact name of registrant as specified in its charter)

                        ILLINOIS                                                 36-0698440
              (State or other jurisdiction                          (I.R.S. Employer Identification No.)
           of incorporation or organization)

                              100 ABBOTT PARK ROAD
                        ABBOTT PARK, ILLINOIS 60064-3500
                                 (847) 937-6100
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                JOSE M. DE LASA
              SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                              ABBOTT LABORATORIES
                              100 ABBOTT PARK ROAD
                        ABBOTT PARK, ILLINOIS 60064-3500
                                 (847) 937-6100
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                                Robert E. Curley
                              Mayer, Brown & Platt
                            190 South LaSalle Street
                            Chicago, Illinois 60603
                                 (312) 782-0600
                         ------------------------------

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
                         ------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /__________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /__________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
        TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE    AGGREGATE OFFERING     REGISTRATION
     SECURITIES TO BE REGISTERED          BE REGISTERED       PER SHARE (1)         PRICE (1)              FEE
Common Stock, Without Par Value.......    500,000 shares         $39.875           $19,937,500            $5,882

(1) Estimated solely for the purpose of calculating the registration fee based on the average of the high and low sales prices on the New York Stock Exchange Composite Tape on October 8, 1998.
                         ------------------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                                 500,000 SHARES
                              ABBOTT LABORATORIES
                                  COMMON STOCK


                               ------------------


    Abbott Laboratories is offering you up to 500,000 shares of its common stock upon exercise of options that participants in Abbott's Incentive Stock Programs have transferred to you. The exercise price and times during which these options may be exercised are set forth in each option. Abbott grants these transferrable options under its Incentive Stock Programs to its officers and directors, who may transfer these options as gifts to certain family members or entities formed for their benefit. See "Plan of Distribution."



    Abbott's common stock is traded on the New York Stock Exchange, the Chicago Stock Exchange, and the Pacific Exchange under the symbol ABT. On December 16, 1998, the last reported sale price of common stock on the New York Stock Exchange was $46.125 per share.


                            ------------------------


    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                            ------------------------


               The date of this prospectus is December   , 1998.

                               TABLE OF CONTENTS


                                                      PAGE                                                            PAGE
                                                      -----                                                           -----
Where to Get More Information....................           2   Plan of Distribution.............................           4
The Company......................................           2   Experts..........................................           7
Use of Proceeds..................................           3   Validity of Shares...............................           7
Summary of Selected Financial Data...............           3


                         WHERE TO GET MORE INFORMATION


    Abbott Laboratories ("Abbott") has filed a registration statement with the Securities and Exchange Commission (the "Commission") relating to the 500,000 shares of Abbott common stock offered with this prospectus. This prospectus does not contain all of the information described in the registration statement. For further information, you should refer to the registration statement.



    Abbott files annual, quarterly, and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements, or other information Abbott files at the Commission's public reference room in Washington, D.C. You may request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Abbott's filings with the Commission are also available to the public on the Commission's web site at http:/ www.sec.gov.



    The following documents, which Abbott has filed with the Commission, are incorporated into this prospectus by reference and considered a part of this prospectus:


    - Annual Report on Form 10-K for the year ended December 31, 1997.

    - Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

    - Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.


    - Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.



    Information that Abbott subsequently files with the Commission will update and supercede this information. Abbott is also incorporating by reference all documents that it files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering of the common stock.



    Abbott will provide any of the above documents (including any exhibits specifically incorporated by reference in those documents) to each person, including any beneficial owner, to whom a prospectus is delivered. You may request these documents at no cost by writing Abbott at 100 Abbott Park Road, Abbott Park, Illinois 60064-3500, Attention Jose M. de Lasa, Senior Vice President, Secretary and General Counsel, or by telephone at (847) 937-6100.



    You should rely only on the information provided in this prospectus or incorporated in this prospectus by reference. Abbott has not authorized anyone else to provide you with different information.


                                  THE COMPANY


    Abbott is an Illinois corporation, incorporated in 1900. Abbott's corporate offices are located at 100 Abbott Park Road, Abbott Park, Illinois 60064-3500. Its telephone number is (847) 937-6100.



    Abbott's principal business is the discovery, development, manufacture, and sale of a broad and diversified line of health care products and services. Among Abbott's products is a line of adult and pediatric pharmaceuticals and nutritionals. These products are sold primarily on the prescription or recommendation of physicians or other health care professionals. This line also includes agricultural and chemical products, bulk pharmaceuticals, and consumer products. In addition, Abbott produces a line of hospital and laboratory products which includes diagnostic systems for blood banks, hospitals, commercial laboratories, alternate-care testing sites, and consumers; intravenous and irrigation fluids and related administration equipment, including electronic drug delivery systems; drugs and drug delivery systems; anesthetics; pain management products; critical care products; diagnostic imaging products and other medical specialty products for hospitals and alternate-care sites.



    Abbott markets products in approximately 130 countries through affiliates and distributors. Most of Abbott's products are sold both in and outside the United States. Abbott employs approximately 54,000 persons in its various offices, plants and facilities located throughout North America, South America, Europe, Africa, Asia and Australia. Abbott purchases necessary raw materials and supplies essential to Abbott's operations from numerous suppliers in the United States and overseas.


                                USE OF PROCEEDS


    The amount of the proceeds Abbott receives upon exercise of the transferable options to which this prospectus relates will depend upon the exercise prices of the options and the extent to which they are exercised. Abbott's expenses of the offering will be minimal. Abbott will use the proceeds from the exercise of the transferable options for general corporate purposes.



                       SUMMARY OF SELECTED FINANCIAL DATA



    The following Summary of Selected Financial Data is derived from the information incorporated by reference in Abbott's Annual Report on Form 10-K for 1997 which is incorporated herein by reference. On February 13, 1998, the Board of Directors of Abbott Laboratories approved a two-for-one stock split. Shareholders of record on May 1, 1998 were issued an additional share of Abbott's common stock on May 29, 1998 for each share owned on the record date. All per share data in the following Summary of Selected Financial Data has been adjusted to reflect the stock split.



                      ABBOTT LABORATORIES AND SUBSIDIARIES
                             YEAR ENDED DECEMBER 31
                  (DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)



                                                         1997        1996        1995       1994       1993
                                                      ----------  ----------  ----------  ---------  ---------
Summary of Operations:
Net sales...........................................  $ 11,883.5  $ 11,013.5  $ 10,012.2  $ 9,156.0  $ 8,407.8
Net earnings........................................     2,094.5     1,882.0     1,688.7    1,516.7    1,399.1
Basic earnings per common share.....................        1.36        1.20        1.06        .93        .84
Diluted earnings per common share...................        1.34        1.19        1.05        .92        .84

Financial Position:
Total assets........................................    12,061.1    11,125.6     9,412.6    8,523.7    7,688.6
Long-term debt......................................       938.0       932.9       435.2      287.1      306.8

Other Statistics:
Cash dividends declared per common share............         .54         .48         .42        .38        .34

                              PLAN OF DISTRIBUTION


    Abbott is offering its shares of common stock to transferees of transferable non-qualified stock options granted to Abbott's directors and officers pursuant to the Abbott Laboratories 1996 Incentive Stock Program (the "1996 Program"), the Abbott Laboratories 1991 Incentive Stock Program, and the Abbott Laboratories 1986 Incentive Stock Program (collectively the "Programs"), which are described below.



ASSIGNMENT OF BENEFITS



    Except as provided by the Compensation Committee of Abbott's board of directors, benefits granted under the Programs will be exercisable only by the holder during the holder's lifetime, although they can be transferred by will or by the laws of descent and distribution. The Committee has authorized the transfer of non-qualified stock options held by active and retired directors and officers as gifts to the director's or officer's spouse, child or grandchild or to a family trust, a family partnership, a family limited liability company or a similar arrangement for the benefit of a spouse, child or grandchild.



TAX EFFECTS OF GRANT, TRANSFER AND EXERCISE OF NON-QUALIFIED STOCK OPTIONS



    Under existing law and regulations, the grant of non-qualified stock options will not result in income taxable to the employee or director or provide an income tax deduction to Abbott. Neither the transferor nor the transferee will recognize ordinary income when a non-qualified stock option is transferred. The subsequent exercise of the non-qualified stock option will, however, result in taxable income to the transferor, and Abbott will be entitled to a corresponding deduction. The amount so taxable and so deductible will be the excess of the fair market value of the shares purchased over their exercise price. The basis of non-qualified stock option shares will be equal to the shares' fair market value on exercise, and upon subsequent disposition any further gain or loss will be long-term or short-term capital gain or loss, depending upon the length of time the shares are held. The foregoing is a summary of the principal federal income tax rules applicable to the usual situation. It does not specifically discuss the gift tax consequences or the related income tax consequences of stock option transfers. Each participant should discuss his or her individual situation with a qualified tax adviser. If the information under this heading should change, updated information will be provided in an appendix to the prospectus.


GENERAL PROGRAM INFORMATION


    The Programs are designed to permit Abbott to provide several different forms of benefits to meet competitive conditions and the particular circumstances of the individuals who may be eligible to receive benefits. The Programs authorize the grant of several different forms of benefits including incentive stock options, non-qualified stock options, stock appreciation rights, limited stock appreciation rights, restricted stock awards, performance awards, and foreign qualified benefits.



    The purpose of the Programs is to allow Abbott to attract and retain outstanding individuals as directors, officers and other employees and to furnish an incentive to those persons to increase profits by providing them with the opportunity to acquire shares of Abbott's common stock, or to receive monetary payments based on the value of such shares or on Abbott's financial performance, or both, on advantageous terms and to further align such persons' interests with those of Abbott's other shareholders through compensation that is based on the value of Abbott's common stock.



    Abbott expects to continue the 1996 Program, but necessarily reserves the right to amend or terminate it at anytime. The 1996 Program will continue in effect until terminated by Abbott's board of directors, except that no incentive stock option may be granted more than ten years after the date of adoption of the 1996 Program by the board of directors which occurred on October 13, 1995.

    The Committee administers the Programs. The members of the Committee are appointed by the board of directors, have no fixed term of office, and serve at the pleasure of the board of directors.



    Requests for additional information about the Programs and its administrators should be addressed to Abbott's Senior Vice President, Human Resources, at the following address: Senior Vice President, Human Resources, Abbott Laboratories, 100 Abbott Park Road, Abbott Park, Illinois 60064-3500, telephone number (847) 937-3960.


    The Programs are not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").


    The 1996 Program authorizes the granting of options and other benefits with respect to an aggregate of: (i) 10,000,000 shares of Abbott's common stock, plus
(ii) an annual additional authorization of seven-tenths of one percent (0.7%) of the total common stock of Abbott issued and outstanding on the first day of each calendar year beginning with 1996, plus (iii) shares authorized but unissued under the Prior Programs; subject in each case to adjustments as provided below. Any common stock reserved under an annual additional authorization for any calendar year as to which options or other benefits have not been awarded as of the end of such calendar year are available for issuance under benefits granted in subsequent years.



    As of August 31, 1998, options to purchase 64,494,615 shares of common stock were outstanding and 13,661,417 shares were reserved and available for additional grants under the Programs. Benefits may no longer be granted under the prior Programs.



    The common stock covered by the 1996 Program may be either authorized but unissued shares or treasury shares (except that restricted stock awards may be satisfied only from Abbott's treasury shares). If there is a lapse, expiration, termination, or cancellation of any benefit granted under the 1996 Program or under the Prior Programs without the issuance of shares or payment of cash, or if shares are issued under any benefit under the 1996 Program or a prior Program and thereafter are reacquired by Abbott pursuant to rights reserved upon the issuance of a benefit, or pursuant to the payment of the purchase price of shares under stock options by delivery of other shares of Abbott's common stock, the shares subject to or reserved for that benefit, or so reacquired, may again be used for new options, rights, or awards of any type authorized under the 1996 Program. Nevertheless, the shares of common stock issued under the Programs, which are not reacquired by Abbott pursuant to rights reserved upon the issuance thereof or pursuant to payment of the purchase price of shares under stock options by delivery of other shares of Abbott's common stock, may not exceed the total number of shares reserved for issuance under the Programs.



    The Programs provide for adjustment in the number of shares reserved and in the shares covered by each outstanding option in the event of a stock dividend or stock split and for continuation of benefits and other equitable adjustment in the event of reorganization, sale, merger, consolidation, spin-off, or similar occurrence.



    In the event of the exercise of a stock appreciation right or a limited stock appreciation right, the number of shares reserved for issuance under the Programs shall be reduced by the number of shares of common stock covered by the option or portion thereof which is surrendered in connection with such exercise. The number of shares reserved for issuance under the Programs also shall be reduced by the largest whole number obtained by dividing the monetary value of performance units granted at the commencement of a performance period by the market value of a share of common stock at such time.

PERSONS WHO MAY PARTICIPATE IN THE 1996 PROGRAM


    The Committee, in its sole discretion, shall designate from time to time those officers and other employees of Abbott and its subsidiaries who will be eligible to receive benefits under the 1996 Program. In addition, members of the board of directors who are not employees of Abbott or its subsidiaries receive certain restricted stock awards and may receive non-qualified stock options.



    There are limits imposed on shares covered by restricted stock awards and non-qualified stock options that may be granted to non-employee directors. The maximum number of shares with respect to which incentive stock options, non-qualified stock options, stock appreciation rights and limited stock appreciation rights may be granted to any one participant, in aggregate, in any one calendar year, is 2,000,000 shares. The Programs provide that the aggregate fair market value (determined as of the time the option is granted) of the common stock with respect to which incentive stock options may become exercisable for the first time by any individual during any calendar year may not exceed $100,000. In no event shall incentive stock options be granted with respect to more than the lesser of: (i) 150,000,000 shares (plus any shares acquired by Abbott pursuant to payment of the purchase price of shares under incentive stock options by delivery of other shares of Abbott's common stock), or (ii) the total number of shares otherwise reserved for issuance under the Programs.


BENEFITS UNDER NON-QUALIFIED STOCK OPTIONS


    A stock option permits its holder to purchase a specific number of shares of common stock, during a specified period, upon set terms, and at a set price. The actual purchase of common stock pursuant to the option is called the "exercise" of the option.


    A stock option may be either an incentive stock option or a non-qualified stock option. Incentive stock options are options that qualify for special federal income tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Stock options which do not qualify for special federal income tax treatment under Code Section 422 are termed "non-qualified stock options." The federal income tax treatment of non-qualified stock options is discussed in the section of this prospectus entitled "Tax Effects of Grant, Transfer, and Exercise of Non-Qualified Stock Options."


    Under the Programs, the purchase price of any option must be at least 100 percent of the fair market value of the common stock at the time the option is granted. The Committee may provide for the payment of the purchase price in cash, by delivery of other shares of Abbott's common stock having a market value equal to the purchase price of such shares, or by any other method. A participant may pay the purchase price by delivery of an exercise notice accompanied by a copy of irrevocable instructions to a broker to deliver promptly to Abbott sale or loan proceeds to pay the purchase price. A participant may pay the purchase price of any option only in accordance with the conditions contained in his or her option agreement.



    The Committee may permit or require a participant to pay all or a portion of the federal, state and local taxes, including FICA and Medicare withholding tax, arising in connection with the exercise of a non-qualified stock option, by having Abbott withhold shares or by delivering shares received in connection with the option or previously acquired, having a fair market value approximating the amount to be withheld.



    The Committee may grant stock options that provide for the automatic grant of replacement stock options. When a non-qualified stock option provides for the automatic grant of a replacement stock option, that replacement stock option will cover not only the number of shares surrendered to pay the non-qualified stock option's purchase price but will also cover the number of shares surrendered by the option holder or withheld by Abbott to pay the taxes incurred in connection with the exercise of the non-qualified stock option. The purchase price of any replacement stock option must be 100 percent of the fair market value of the common shares at the time the replacement stock option is granted.

Further, every replacement stock option will be exercisable in full six months from the date of its grant, will expire on the expiration date of the original stock option, and will be a non-qualified stock option.


    The period of any option will be determined by the Committee, but no option may be exercised either earlier than six months or after the expiration of ten years from the date it is granted. Each of the Programs contains special rules governing an option's exercise following the option holder's retirement, death, disability, or other termination of employment. The Programs also provide that, notwithstanding any other provision, upon the occurrence of a "Change in Control" (as defined in that program) of Abbott, all stock options (whether or not then exercisable) shall become fully exercisable as of the date of the Change in Control (subject to the six month holding period). Termination provisions in the event of retirement, death, disability, or other termination of employment will depend upon and be in accordance with the restrictions and conditions contained in the individual option agreements.



    The 1996 Program also permits non-employee directors to elect to receive any or all of their directors' fees earned during the second half of 1996 and in subsequent years in the form of non-qualified stock options. The number of shares of common stock covered by each non-qualified stock option will be determined by an independent appraisal of the intrinsic value of the options being granted and the amount of the director's election for that year. These options will be granted annually on the date of Abbott's Annual Shareholder meeting and at a purchase price equal to the fair market value of the shares covered by the option on the grant date and shall not be exercisable after ten years from the grant date.


                                    EXPERTS

    The consolidated financial statements and schedules included in the Annual Report on Form 10-K for the year ended December 31, 1997, incorporated by reference in this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                               VALIDITY OF SHARES


    The validity of the common stock offered hereby has been passed upon for Abbott by Jose M. de Lasa, Esq., Senior Vice President, General Counsel and Secretary of Abbott. As of the date of this prospectus, Mr. de Lasa held options to purchase 376,132 shares of common stock, 161,841 of which were then exercisable.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 16.  EXHIBITS.


    A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index which is incorporated herein by reference.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of Lake, State of Illinois, on December 17, 1998.


                                ABBOTT LABORATORIES

                                By:              /s/ D. L. BURNHAM
                                     -----------------------------------------
                                                   D. L. Burnham
                                             CHAIRMAN OF THE BOARD AND
                                              CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amended Registration Statement has been signed by the following persons in the capacities indicated on December 17, 1998.


             NAME                                         TITLE
------------------------------  ---------------------------------------------------------


/s/ D.L. BURNHAM*               Chairman of the Board,
------------------------------    Chief Executive Officer and Director
D. L. Burnham                     (principal executive officer)

/s/ THOMAS R. HODGSON*
------------------------------  President, Chief Operating Officer
Thomas R. Hodgson                 and Director

/s/ MILES D. WHITE*
------------------------------  Executive Vice President
Miles D. White                    and Director

/s/ ROBERT L. PARKINSON,
JR.*
------------------------------  Executive Vice President
Robert L. Parkinson, Jr.          and Director

/s/ GARY P. COUGHLAN*           Senior Vice President, Finance and
------------------------------    Chief Financial Officer
Gary P. Coughlan                  (principal financial officer)

/s/ THEODORE A. OLSON*
------------------------------  Vice President and Controller
Theodore A. Olson                 (principal accounting officer)

/s/ K. FRANK AUSTEN, M.D.*
------------------------------
K. Frank Austen, M.D.                                   Director

/s/ DAVID A. JONES*
------------------------------
David A. Jones                                          Director

/s/ DAVID A. L. OWEN*
------------------------------
David A. L. Owen                                        Director

/s/ BOONE POWELL, JR.*
------------------------------
Boone Powell, Jr.                                       Director

             NAME                                         TITLE
------------------------------  ---------------------------------------------------------

/s/ A. BARRY RAND*
------------------------------
A. Barry Rand                                           Director

/s/ W. ANN REYNOLDS, PH.D.*
------------------------------
W. Ann Reynolds, Ph.D.                                  Director

/s/ WILLIAM D. SMITHBURG*
------------------------------
William D. Smithburg                                    Director

/s/ JOHN R. WALTER*
------------------------------
John R. Walter                                          Director

/s/ WILLIAM L. WEISS*
------------------------------
William L. Weiss                                        Director


*By:  /s/ JOSE M. DE LASA
      -------------------------
      Jose M. de Lasa
      ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       3.1   Corporate By-laws--Abbott Laboratories.*
       4.1   Abbott Laboratories 1986 Incentive Stock Program (incorporated by reference, to Exhibit 10, Material
               Contracts, of the Company's Annual Report on Form 10-K, filed March 9, 1998).
       4.2   Abbott Laboratories 1991 Incentive Stock Program (incorporated by reference, to Exhibit 10, Material
               Contracts, of the Company's Annual Report on Form 10-K, filed March 9, 1998).
       4.3   Abbott Laboratories 1996 Incentive Stock Program (incorporated by reference, to Exhibit 10, Material
               Contracts, of the Company's Annual Report on Form 10-K, filed March 9, 1998).
       4.4   Form of Option Agreement--Employee (Current form. Earlier forms differ in ways that are not material and will be furnished to the Commission upon request.)
       4.5   Form of Option Agreement--Non-Employee Director (Current form. Earlier forms differ in ways that are not material and will be furnished to the Commission upon request.)
       5.1   Opinion of Jose M. de Lasa.*
      23.1   Consent of Arthur Andersen LLP
      23.2   Consent of Jose M. de Lasa (included in the opinion filed as Exhibit 5.1 to the initial Registration
               Statement)
      24.1   Power of Attorney (included on signature page of the initial Registration Statement)


------------------------


*   included with initial filing